EXHIBIT 99.2

Q2 2026

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Second Quarter 2026.

I will start by reviewing our Company condition and our product lines, along with what we think might occur in Q3 and Q4 2026. I will comment on our financials in the second part of the speech.

NanoChem division: NCS is one of three major revenue sources for FSI. In 2022, NCS started food grade operations. By the end of 2026, we expect that NCS will be 100% focused on food grade products. Growth in the NCS division will be in food and nutraceuticals only. The IL plant is FDA and SQF certified. We have commercialized two food products. The first was a wine additive, based on polyaspartates.

In August 2025, we announced our second major food grade contract of 2025, our third overall. As noted in the news release, it is a 5-year contract with protection from tariffs and inflation. It has a minimum revenue of $6.5 MM per year.

This contract has reached full production and is being optimized to ensure that it is profitable.

In January 2025, we announced our largest food grade contract. Volume production started very late in Q2 and will be increased weekly until full production is achieved. Significant revenue from this contract will be visible in our Q3 financials and will increase rapidly in Q4.

Growing these two food contracts to the estimated maximum revenues of greater than $50 million per year is our critical goal for the next 4 - 6 quarters. We hope to execute this to the customers’ absolute satisfaction and obtain all their business before taking on additional major projects.

This does not mean that we are not looking for more customers. We are already doing R&D work in certain areas. However, it does mean that several quarters are likely to elapse before other major customers are announced.

We would also like to be clear regarding margins in the food division. In order to obtain such large contracts and in order to negotiate tariff and inflation protection clauses, we have lower margins than we prefer. We hope to be in the 22-25% range before tax. Future customers will be selected in order to increase our average margins now that we have a base in place.

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Panama Division: This division, our second major revenue source, makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. Panama also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. Panama is taking over production of all the legacy industrial and agriculture products historically made by NCS. This is a step-by-step process that will be complete by the end of 2026.

TPA is used in agriculture to significantly increase crop yield. TPA is a biodegradable way of treating oilfield water for scale prevention. It is also sold as a biodegradable ingredient in cleaning products, and as a water treatment chemical.

In Q2, Panama production increased. However, the poor performance by the FL LLC and poor agriculture sales impacted revenue. Q3 has been much better as a result of selling direct to the historic Fl LLC customers and orders from legacy NanoChem customers. We expect Panama to be a strong contributor to revenue and profits in Q3 and thereafter.

Our Panama factory results in reduced shipping times and no exposure to US tariffs on international sales could allow us to increase sales to existing customers and obtain new customers.

ENP Division: ENP is our third major source of revenue. ENP is focused on sales into the greenhouse, turf and golf markets. ENP grew in 2025 and growth is expected again in 2026. Q2 is a weak quarter and was very weak this year. Q3 is already showing a significant rebound.

Agricultural products in the US remain under extreme pressure; crop prices are still not increasing at the rate of inflation and extreme uncertainty is present due to tariff changes, energy costs and fertilizer scarcity. Growers are facing a conflict between rising costs and low crop prices, aggravated by political actions and war. In some cases, sales are lost for the whole season. As a result, we saw weakness in Q2 and expect 2026 to be another difficult year.

The Florida LLC investment: In August 2024 the Company sold 30.1% of the equity in the FL LLC to an acquirer for $2 million and five annual payments of $800,000. The acquirer was unable to fund the annual payments. As a result, the Company has been granted the perpetual, exclusive rights to 4 agricultural products and the IP of those products in the exclusive territory. The territory is defined as South of the Mexico/US border including all of Central America, South America and the Caribbean. We have been making these products for these countries for a decade and believe that now that we have sales rights for them, lost sales can be recovered and the historic revenue we saw from the FL LLC investment can be realized again. Full revenue recovery will not be immediate but, we have made progress already. This revenue will be evident in Q3.

Tariffs: The current tariff on all our imports of raw materials from China into the US is between 15% and 58.5% depending on the material.

Shipping and Inventory: Shipping prices are not stable. Shipping times are longer than usual on the routes we use. These issues are caused by the Iran war and are expected to subside if the war does.

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Raw material prices are unstable and increasing to account for the oil prices caused by the Iran war. We have significant inventory of most raw materials but anticipate that we will have to raise prices to our customers in third or fourth quarter unless there is a significant reduction in the price of oil that reduces our raw material costs.

Highlights of the financial results:

Sales for the quarter decreased by 14% compared with Q2 2025; $7.60 MM vs $8.87 MM. The 2025 quarter included $2.5 million of irregular revenue from R&D activity which did not recur in 2026. With this removed, recurring revenue was higher year over year.

Profits: 2026 recorded a loss of $1.91 million or 15 cents per share compared to a gain of $2.03 million or 16 cents per share in 2025.

Costs incurred in scaling up the food grade contracts announced in January and August negatively affected Q2 profits because they are expensed as they occur. Scale up costs for the Panama factory are also expensed quarter by quarter. This continued in Q2 2026 in Panama and for food products in IL at lower levels but without sufficient revenue to avoid losses. We anticipate a return to profitability in Q3 2026 followed by rapidly increasing profits in Q4.

Long-term debt: We continue to pay down our long-term debt according to the terms of the loans. Only one small term-loan and the small mortgage on our IL factory remain.

Working capital is adequate for all our purposes. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital and without resorting to any equity actions.

The text of this speech will be available as an 8K filing on www.sec.gov by Tuesday August 18th. Email copies can be requested from Jason Bloom at Jason@flexiblesolutions.com. Thank you, the floor is open for questions.

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